CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We hereby consent to the use in the prospectus constituting a part of this Registration Statement on Form SB-2 of our report dated February 2, 2000 relating to the financial statements of Pipeline Contractors, Inc. for the year ended December 31, 1998 and December 31, 1999, also our report dated July 14, 2000, relating to the financial statements of Wealing Brothers, Inc. for the year ended December 31, 1998 and December 31, 1999, also our report dated January 25, 2000, relating to the financial statements of Village Ventures, Inc. for the year ended December 31, 1999, all of which is contained in the Prospectus.

We also consent to the reference to us under the caption "Experts" in the prospectus.



/s/ Reddish & White, CPAs
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Reddish & White, CPAs
Starke, Florida
August 8, 2000